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                                                                      Exhibit 18

                         MULTIPLE CLASS OF SHARES PLAN

                      FOR DRESDNER RCM GLOBAL FUNDS, INC.

     This Multiple Class of shares Plan (the "Plan"), shall be the written plan contemplated by Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act") for the portfolios (each a "Fund" and collectively, the "Funds"), of Dresdner RCM Global Funds, Inc. (the "Company") as listed on Schedule A to this Plan.

1. CLASSES OFFERED. Each Fund offers up to two classes of its shares which are sold without a sales charge: Class N and Class I.

2. DISTRIBUTION FEES. Distribution fees shall be calculated and paid in accordance with the terms of the plan pursuant to Rule 12b-1 under the 1940 Act for the applicable class. Distribution fees currently authorized are as set forth in Schedule A to this Plan.

3. EXCHANGE PRIVILEGES. Holders of Class N and Class I shares shall have such exchange privileges as are set forth in the Funds' current prospectus.

4. CONVERSION PRIVILEGES. Shares of one Class do not convert into shares of another Class.

5. EXPENSE ALLOCATIONS. Expenses shall be allocated under this Plan as follows:

    A. CLASS EXPENSES: The following expenses shall be allocated exclusively to the applicable specific class of shares: (i) distribution and shareholder service fees; (ii) transfer agent fees; and (iii) Blue Sky state registration fees.

    B. FUND EXPENSES: Expenses not allocated to specific classes as specified above shall be charged to the Fund and allocated daily to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

6. VOTING RIGHTS. Each class of shares governed by this Plan (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

7. AMENDMENT OF PLAN. Any material amendment to this Plan shall become effective following approval by a vote of at least a majority of the Board, and a majority of the Board who are not "interested persons" of the Company, which vote shall have found that this Plan as proposed to be amended, including expense allocations, is in the best interests of each class individually and of each Fund as a whole; or upon such other date as the Board shall determine.

8. SEVERABILITY. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

9. LIMITATION OF LIABILITY. Consistent with the limitation of shareholder liability as set forth in the Company's Articles of Incorporation or other organizational document, any obligations assumed by any Fund or class thereof, and any agreements related to this Plan shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and shall not constitute obligations of any other Fund or class of shares. All persons having any claim against the Fund, or

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any class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Company, class or Fund; nor shall such person seek satisfaction of any such obligation from the Board or any individual member of the Board.

     The Board of Directors has adopted this Plan as of December 14, 1998.

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     SCHEDULE A DATED DECEMBER 14, 1998 TO MULTIPLE CLASS OF SHARES PLAN FOR

                          DRESDNER RCM GLOBAL FUNDS, INC.



FUND/CLASS                                        DISTRIBUTION FEE
----------                                      -------------------
                                                (as a percentage of
                                                average net assets)
Dresdner RCM Large Cap Growth Fund

     Class N                                           0.25%

     Class I                                           None

Dresdner RCM Global Small Cap Fund

     Class N                                           0.25%

     Class I                                           None

Dresdner RCM Global Technology Fund

     Class N                                           0.25%

     Class I                                           None

Dresdner RCM Emerging Markets Fund

     Class N                                           0.25%

     Class I                                           None

Dresdner RCM Tax Managed Growth Fund

     Class N                                           0.25%

     Class I                                           None

Dresdner RCM Global Equity Fund

     Class N                                           0.25%

     Class I                                           None

Dresdner RCM Strategic Income Fund

     Class N                                           0.25%

     Class I                                           None
